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                                                                    EXHIBIT 3.01




                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              LIFE RE CORPORATION


      ARTICLE ONE. The name of the Corporation is Life Re Corporation.

      ARTICLE TWO. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      ARTICLE THREE. The nature of the business or purpose for which the Corporation is to be conducted or promoted is:

      To engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

      ARTICLE FOUR. The total number of shares which the Corporation shall have the authority to issue is forty-five million (45,000,000) shares, of which forty million (40,000,000) shares, $0.001 par value, shall be Common Stock, and five million (5,000,000) shares, $0.01 par value, shall be Preferred Stock.

      The designations, powers, preferences, voting rights, and relative, participating, and other special rights, as well as the qualifications, limitations, and restrictions thereof, of each class of the Corporation's capital stock are as follows:

      A. COMMON STOCK. Except as otherwise provided by law, all shares of Common Stock shall be identical in all respects and have equal rights and privileges. Subject to the rights, if any, of any series of Series Preferred Stock, these rights and privileges include without limitation the right to share ratably on a per share basis (1) in such cash, stock, or other dividends and distributions as from time to time may be declared by the Board of Directors of the Corporation (the "Board of Directors") or by the Corporation with respect to the Common Stock and (2) in all distributions in assets or funds of the Corporation upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation. With respect to any matter on which the holders of Common Stock shall be entitled to vote, such holders shall be entitled to one vote for each outstanding share of Common Stock respectively owned of record by them.

      B. SERIES PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The designations, powers, preferences and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, of each series of the Preferred Stock shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated in the resolution or resolutions providing for the issuance, or affecting the terms, of the Preferred Stock of such series adopted by the Board of Directors and filed in accordance with the provisions of the Delaware General Corporation Law. Such resolution or resolutions, with respect to each series, shall specify the series designation and the number of shares issuable in such series, and each series, as stated or specified in such resolution or resolutions, may:

            (1) have no voting powers or have full or limited voting powers;

            (2) be subject to redemption at the option of the Corporation or the respective holder thereof, or upon the occurrence of certain specified events, for cash, property, or rights, including without limitation securities of the Corporation or another corporation, at certain specified times and at certain specified prices or rates (which may be subject to adjustment);

            (3) provide for a sinking fund or purchase fund;

            (4) be entitled to receive cumulative or noncumulative dividends at certain specified times, at certain specified rates, and on certain specified conditions, and payable in preference to, or in any other relation to, the dividends payable on any other class or classes or series of stock;

            (5) have certain specified rights upon the dissolution of, or upon distribution of the assets of, the Corporation, including without limitation rights in preference to, or in any other relation to, the rights attributable to any other class or classes or series of stock;

            (6) be made convertible into, or exchangeable for, at the option of the Corporation or the holder thereof or upon the occurrence of certain specified events, shares of any other class or classes or of any other series of the same or any other class or classes of the stock of the Corporation, at certain specified prices or rates of exchange (which may be subject to adjustment);

            (7) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of any other class or classes or series of stock;

            (8) impose conditions or restrictions upon the payment of dividends or the making of other distributions upon, or the redemption, purchase, or acquisition of, any other class or classes or series of stock; and

            (9) have such other powers, preferences, and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions thereof, as are not inconsistent with the provisions of the Delaware General Corporation Law.

      Unless otherwise fixed for a series, the number of authorized shares of the Series Preferred Stock or of any particular series may be increased or decreased by the affirmative vote of the holders of a majority of the shares of Common Stock.

      ARTICLE FIVE. The name and mailing address of the incorporator are as follows:

            Moore & Peterson
            A Professional Corporation
            2800 First City Center
            Dallas, Texas 75201-4621
            Attn: Katherine F. Jillson

      ARTICLE SIX. The Corporation is to have perpetual existence.

      ARTICLE SEVEN. The original Bylaws of the Corporation shall be adopted by the Board of Directors. The Board of Directors shall have the power to make, alter, amend and repeal the Bylaws of the Corporation, subject to the power of the holders of the Voting Stock (as defined in Paragraph 3.(M) of ARTICLE THIRTEEN) to alter, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation (as defined in
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Paragraph 1. (A) of ARTICLE THIRTEEN), the affirmative vote of the holders of at least 80 percent of the combined voting power of all the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of (i) the Bylaws which is to the same effect as ARTICLES SEVEN, TWELVE AND THIRTEEN of this Certificate of Incorporation, or (ii) ARTICLES SEVEN, TEN, TWELVE AND THIRTEEN of this Certificate of Incorporation.

      2. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or any series of Preferred Stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

      ARTICLE EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept inside or (subject to the provisions of any applicable statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

      ARTICLE NINE. The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      ARTICLE TEN. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then (without further action by the stockholders of the Corporation) the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended from time to time.

      Any repeal or modification of this Article Ten shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article Ten shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article Ten.
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      ARTICLE ELEVEN. No stockholder of the Corporation or other person shall have any preemptive right whatsoever to subscribe to any additional issue of stock of the Corporation (regardless of the class or series thereof) or any security of the Corporation convertible into such stock.

      ARTICLE TWELVE. 1. Except as otherwise fixed pursuant to ARTICLE FOUR of this Certificate of Incorporation relating to the rights of the holders of any class or series of Preferred Stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the Board of Directors shall consist of not less than five or more than nine persons, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The directors (other than those who may be elected by the holders of any class or series of Preferred Stock having a preference over Common Stock as to dividends or upon liquidation) shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1993, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1994, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1995, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The election of directors need not be by ballot.

      2. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided by the Bylaws.

      3. Except as otherwise fixed pursuant to the provisions of ARTICLE FOUR hereof relating to the rights of the holders of any class or series of Preferred Stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum of the Board of Directors. If any applicable provision of the Delaware General Corporation Law expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such a meeting only by the affirmative vote of at least 80 percent of the combined voting powers of the outstanding shares of Voting Stock. Any director elected in accordance with the two preceding sentences shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.
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      4. Subject to the rights of the holders of any class or series of
Preferred Stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class (it being understood that for all purposes of this ARTICLE TWELVE, each share of the Voting Stock shall have the number of votes granted to it pursuant to ARTICLE FOUR of this Certificate of Incorporation or any Preferred Stock Designation).

      5. The Board of Directors of the Corporation, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of the Corporation or any Subsidiary (as defined in Paragraph 3. (F) of ARTICLE THIRTEEN), (ii) merge or consolidate the Corporation or any Subsidiary with another company or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation or any Subsidiary, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation, (i) the financial and managerial resources and future prospects of the other party; (ii) the possible effects on the business of the Corporation and its Subsidiaries and on the employees, policyholders, suppliers and creditors of the Corporation and its Subsidiaries; and (iii) the possible effects on the communities in which the facilities of the Corporation and its Subsidiaries are located. In evaluating any such offer, the Board of Directors shall be deemed to be performing its duly authorized duties and acting in good faith and in the best interests of the Corporation.

      ARTICLE THIRTEEN. The vote of the stockholders of the Corporation required to approve any Business Combination shall be as set forth in this ARTICLE THIRTEEN. The term "Business Combination" shall have the meaning ascribed to it in Paragraph 1. (B) of this ARTICLE THIRTEEN. Each other capitalized term in this ARTICLE THIRTEEN shall have the meaning ascribed to it in Paragraph 3 of this ARTICLE THIRTEEN or as otherwise set forth in this Certificate of Incorporation.

      1. (A) In addition to any affirmative vote required by law or this Certificate of Incorporation and except as otherwise expressly provided in Paragraph 2 of this ARTICLE THIRTEEN:

            (1) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; or

            (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or
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            (3) the issuance or transfer by the Corporation or any Subsidiary
      (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate) from the Corporation or a Subsidiary; or

            (4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

            (5) any transaction involving the Corporation or any Subsidiary (whether or not with or into or otherwise involving an Interested Stockholder), and including, without limitation, any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any self tender offer for or repurchase of securities of the Corporation by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of the Voting Stock, in each case voting together as a single class (it being understood that for purposes of this ARTICLE THIRTEEN, each share of the Voting Stock shall have the number of votes granted to it pursuant to ARTICLE FOUR of this Certificate of Incorporation or any designation of the rights, powers and preferences of any class or series of Preferred Stock made pursuant to said ARTICLE FOUR (a "Preferred Stock Designation")), which vote shall include the affirmative vote of at least two-thirds (2/3) of the combined voting power of the outstanding shares of Voting Stock held by stockholders other than the Interested Stockholder and Affiliates and Associates of the Interested Stockholder. Such affirmative vote shall be required notwithstanding any provision of law or any other provision of this Certificate of Incorporation or any agreement with any national securities exchange or otherwise which might permit a lesser vote or no vote and shall be in addition to any affirmative vote required of the holders of any class or series of Voting Stock pursuant to law, this Certificate of Incorporation or any Preferred Stock Designation.

      (B) The term "Business Combination" as used in this ARTICLE THIRTEEN shall mean any transaction that is referred to in any one or more of clauses (1) through (5) of Paragraph 1.(A) of this ARTICLE THIRTEEN.
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      (2) The provisions of Paragraph 1.(A) of this ARTICLE THIRTEEN shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation, any Preferred Stock Designation or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (A) is met, or, in the case of any other Business Combination, the conditions specified in the following paragraph (A) or the conditions specified in the following paragraph (B) are met:

      (A) such Business Combination shall have been approved by a majority of the Disinterested Directors, or

      (B) each of the five conditions specified in the following clauses (1) through (5) shall have been met:

            (1) the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this clause (B)(1) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Stockholder has acquired any shares of the Common Stock):

                  (i) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Stockholder which were acquired beneficially by such Interested Stockholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                  (ii) the Fair Market Value per share of Common Stock on the
            Announcement Date or on the Determination Date, whichever is higher; or

                  (iii) an amount which bears the same or greater percentage relationship to the Fair Market Value of the Common Stock on the Announcement Date as the highest per share price determined in
            (B)(1)(i) above bears to the Fair Market Value of the Common Stock on the date of the commencement of the acquisition of the Common Stock by such Interested Stockholder; and

            (2) the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any class or series of Voting Stock (other than Common Stock) shall be at least equal to the highest of the following (it being intended that the requirements of
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      this clause (B)(2) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of Voting Stock):

                  (i) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Stockholder which were acquired beneficially by such Interested Stockholder (x) within the two-year period immediately prior to the Announcement Date or
            (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

                  (ii) if applicable, the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; or

                  (iv) an amount which bears the same or greater percentage to the Fair Market Value of such class of Voting Stock on the Announcement Date as the highest per share price in (B) (2) (i) above bears to the Fair Market Value of such Voting Stock on the date of the commencement of the acquisition of such Voting Stock by such Interested Stockholder; and

            (3) the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Stockholder and, if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by each holder of such class or series of Voting Stock shall be, at the option of such holder, either cash or the form used by the Interested Stockholder to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

            (4) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

                  (i) such Interested Stockholder shall not have become the
            beneficial owner of any additional shares of Voting Stock of the Corporation, except as part of the transaction in which it became an Interested Stockholder or upon conversion of convertible securities acquired by it prior to becoming an Interested Stockholder or as a result of a pro rata stock dividend or stock split; and

                  (ii) such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; and

                  (iii) such Interested Stockholder shall not have caused any material change in the Corporation's business or capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation to any third party; and

                  (iv) there shall have been (x) no failure to declare and pay at the regular date therefor the full amount of dividends (whether or not cumulative) on any outstanding Preferred Stock, except as approved by a majority of the Disinterested Directors, (y) no reduction in the annual rate of dividends paid on Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (z) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, self tender offer or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

            (5) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the Corporation is then subject to such requirements, shall be mailed by and at the expense of the Interested Stockholder at least thirty (30) days prior to the consummation of such Business Combination to the public stockholders of the Corporation (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions), and shall contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Disinterested Directors, if any, may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of such Business Combination from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be engaged solely on behalf of the remaining public stockholders, to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion, to be unaffiliated with such Interested Stockholder, and, if there are at the time any Disinterested Directors, to be selected by a majority of the Disinterested Directors).

      3.    For purposes of this ARTICLE THIRTEEN:

      (A) A "Person" shall include, without limitation, any individual, firm, corporation, partnership or group (as such term is used in Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on September 1, 1992) or other entity.

      (B) "Interested Stockholder" shall mean any Person (other than the Corporation or any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which:

                  (1) is the beneficial owner, directly or indirectly, of more than 10 percent of the combined voting power of the then outstanding shares of Voting Stock; or

                  (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                  (3) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

      (C) A person shall be a "beneficial owner" of any Voting Stock:

                  (1) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                  (2) which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether of not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                  (3) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

      (D) For the purposes of determining whether a Person is an Interested Stockholder pursuant to paragraph 3.(B) of this ARTICLE THIRTEEN, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Interested Stockholder through application of Paragraph 3.(C) of this ARTICLE THIRTEEN but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

      (E) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on September 1, 1992.

      (F) "Subsidiary" shall mean any corporation more than 50 percent of whose outstanding equity securities having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 3.(B) of this ARTICLE THIRTEEN, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Voting Stock is owned, directly or indirectly, by the Corporation.

      (G) "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

      (H) "Fair Market Value" shall mean: (1) in the case of stock, the highest closing sale price during the 30-day period commencing on the 40th day preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange--Listed Stocks, or, if such stock is not quoted on the New York Stock Exchange--Composite Tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period commencing on the 40th day preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

      (I) In the event of any Business Combination in which the Corporation survives, the phrase "any consideration other than cash to be received" as used in Paragraphs 2.(B)(1) and (2) of this ARTICLE THIRTEEN shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

      (J) "Announcement Date" shall mean the date of first public announcement of the proposed Business Combination.

      (K) "Determination Date" shall mean the date on which the Interested Stockholder became an Interested Stockholder.

      (L) "Consummation Date" shall mean the date of the consummation of the Business Combination.

      (M) The term "Voting Stock" shall mean all outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation, in each case voting together as a single class.

      4. A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this ARTICLE THIRTEEN including, without limitation:

      (A) whether a Person is an Interested Stockholder;

      (B) the number of shares of Voting Stock beneficially owned by any Person;

      (C) whether a Person is an Affiliate or Associate of another Person;

      (D) whether the requirements of Paragraph 2.(B) of this ARTICLE THIRTEEN have been met with respect to any Business Combination;

      (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more; and

      (F) such other matters with respect to which a determination is required under this ARTICLE THIRTEEN.

      The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this ARTICLE THIRTEEN.

      5. Nothing contained in this ARTICLE THIRTEEN shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

      6. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the combined voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this ARTICLE THIRTEEN or to adopt any provision inconsistent therewith; provided, however, that if there is an Interested Stockholder on the record date for the meeting at which such action is submitted to the stockholders for their consideration, such 80 percent vote must include the affirmative vote of at least two-thirds (2/3) of the combined voting power of the outstanding shares of Voting Stock held by stockholders other than the Interested Stockholder.